Exhibit 10.4

LETTER OF CREDIT AGREEMENT

dated as of

July 12, 2013

between

SMITHFIELD FOODS, INC.,

as the Company,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

as the Issuer

i

Exhibits

Exhibit A: Form of Request
Exhibit B: Form of Interest Election Request

ii

LETTER OF CREDIT AGREEMENT dated as of July 12, 2013, among SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH (the “Issuer”).

RECITALS

The Company has requested that the Issuer issue an irrevocable standby letter of credit for the account of the Company in a face amount not to exceed $750,000,000. Subject to the terms and conditions set forth herein, the Issuer is willing to issue the Letter of Credit.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Facility” means that certain Second Amended and Restated Credit Agreement dated as of June 9, 2011, among the Company, certain of its Subsidiaries party thereto, the lenders party thereto, and the Issuer, as administrative agent thereunder, as amended by that certain consent letter dated July 18, 2012, that certain First Amendment to Second Amended and Restated Credit Agreement dated as of January 31, 2013, that certain Increased Commitment Supplement dated as of January 31, 2013, that certain Consent and Second Amendment to Second Amended and Restated Credit Agreement dated as of July 12, 2013, and as may be further amended, amended and restated, supplemented, or otherwise modified, so long as the Issuer remains party as the “Administrative Agent” thereunder immediately after giving effect to the related amendment, amendment and restatement, supplement, or other modification. If the Issuer ceases to be the “Administrative Agent” under the ABL Credit Facility, then “ABL Credit Facility” shall, for the avoidance of doubt, be deemed to mean the ABL Credit Facility in the form which existed immediately prior to the date on which the Issuer ceased to be the Administrative Agent thereunder.

“ABR”, when used in reference to any LC Disbursement or Borrowing, refers to whether such LC Disbursement, or the LC Disbursements comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 7.17 (PATRIOT ACT Provision).

“Acquisition” means the acquisition by Shuanghui of one hundred percent (100%) of the capital stock issued by the Company pursuant to the Merger Agreement.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Affiliate” has the meaning assigned to such term in the Term Loan Agreement.

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“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (i) the Base Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the opening of business on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, for any day with respect to any ABR LC Disbursement or Eurodollar LC Disbursement, the rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, for the applicable time period following the Draw Date.

Time Period	Eurodollar Spread	ABR Spread
0 – 90 days following the Draw Date	4.00%	3.00%
91-180 days following the Draw Date	4.50%	3.50%
181-270 days following the Draw Date	5.00%	4.00%
271-360 days following the Draw Date	5.50%	4.50%
361-450 days following the Draw Date	6.00%	5.00%
451-540 days following the Draw Date	6.50%	5.50%
541-630 days following the Draw Date	7.00%	6.00%
631 days following the Draw Date and thereafter	7.50%	6.50%

“Availability” has the meaning assigned to such term in the ABL Credit Facility.

“Availability Period” means the period beginning on the Effective Date and ending on the date the Commitment terminates pursuant to Section 2.1(d).

“Base Rate” means the rate of interest per annum quoted from time to time by the Issuer as its base rate in effect at its principal office in New York City; each change in the Base Rate shall be effective from and including the date such change is quoted as being effective.

“Bankruptcy Law” means title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors with respect to the relevant matter.

“Borrowing” means, at any time after the Conversion Date, LC Disbursements of the same Type converted or continued on the same date and, in the case of Eurodollar LC Disbursements, as to which a single Interest Period is in effect.

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“Borrowing Limit” has the meaning assigned to such term in that certain Amended and Restated Credit and Security Agreement dated as of January 31, 2013 among the Issuer, as the administrative agent, Smithfield Receivables Funding LLC, the Company, Nieuw Amsterdam Receivables Corporation, and the other lenders party thereto, as amended by that certain Amendment No. 1 to Amended and Restated Credit and Security Agreement, dated as of May 31, 2013, that certain Waiver No. 1 to Amended and Restated Receivables Sale Agreement and Amended and Restated Credit and Security Agreement, dated as of July 12, 2013, and as may be further amended, amended and restated, supplemented, or otherwise modified, so long as the Issuer remains party as the “Administrative Agent” thereunder immediately after giving effect to the related amendment, amendment and restatement, supplement, or other modification.

“Business Day” means any day (i) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Company with respect to any such Borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Cash Equivalents” has the meaning assigned to such term in the Term Loan Agreement.

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by the Issuer (or, for purposes of Section 2.10(b), by any lending office of the Issuer or by the Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. Basel III is a global regulatory standard on bank capital adequacy, stress testing and market liquidity risk agreed upon by the members of the Basel Committee on Banking Supervision in 2010-11.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means the commitment of the Issuer to issue the Letter of Credit hereunder in a face amount of $750,000,000.00, on the terms and subject to the conditions set forth herein.

“Company” has the meaning assigned to such term in the first paragraph of this Agreement.

“Conversion Date” means the third Business Day immediately following the Draw Date.

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“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” has the meaning assigned to such term in the Term Loan Agreement.

“Draw Date” means the date on which the LC Disbursement is made under and in accordance with the Letter of Credit.

“Effective Date” has the meaning assigned to such term in Section 3.1.

“Environmental Laws” has the meaning assigned to such term in the Term Loan Agreement.

“Environmental Liability” has the meaning assigned to such term in the Term Loan Agreement.

“ERISA Event” has the meaning assigned to such term in the Term Loan Agreement.

“Eurodollar”, when used in reference to any LC Disbursement or Borrowing, refers to whether such LC Disbursement, or the LC Disbursements comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 6.1.

“Excluded Taxes” means, with respect to the Issuer or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) Taxes imposed on (or measured by) its net income, franchise taxes, and branch profits taxes, in each case (i) imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Issuer, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) Taxes attributable to the recipient’s failure to comply with Section 2.11(e), and (c) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal

LETTER OF CREDIT AGREEMENT, Page 4

Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Issuer from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter dated July 12, 2013 between the Issuer and the Company.

“Fiscal Year” means the fiscal year of the Company ending on the Sunday closest to April 30 of each year or such other fiscal year as may be determined by the Company and the Board of Directors and of which the Issuer shall receive written notice.

“Full Satisfaction” means, as of any date, that on or before such date: (a) the principal of and interest accrued to such date on the Obligations (other than the contingent LC Exposure) shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations (other than the contingent LC Exposure and other contingent amounts not then liquidated) shall have been paid in full in cash, (c) the Commitment shall have expired or irrevocably been terminated, and (d) the contingent LC Exposure shall have been secured by: (i) the grant of a first priority, perfected Lien on cash or Cash Equivalents (subject only to Liens of the type described in clauses (iv) and (ix) of the definition of “Permitted Liens” in the Term Loan Agreement) in an amount at least equal to 105% of the amount of such LC Exposure or other collateral which is acceptable to the Issuer in its sole discretion or (ii) the issuance of a “back–to–back” letter of credit in form and substance acceptable to the Issuer with an original face amount at least equal to 105% of the amount of such LC Exposure and issued by an issuing bank satisfactory to the Issuer in its sole discretion.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” has the meaning assigned to such term in the Term Loan Agreement.

“Indebtedness” has the meaning assigned to such term in the Term Loan Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any LC Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 7.3(b).

“Information” has the meaning assigned to such term in Section 7.12.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in substantially the form of Exhibit B hereto in accordance with Section 2.6.

LETTER OF CREDIT AGREEMENT, Page 5

“Interest Payment Date” means (i) with respect to any ABR LC Disbursement, the last day of each March, June, September and December and (ii) with respect to any Eurodollar LC Disbursement, the last day of the Interest Period applicable to the Borrowing of which such LC Disbursement is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the day that is one, two, or three months thereafter, as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month, shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Termination Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuance Fee” means that certain non-refundable issuance fee described in the Fee Letter.

“LC Disbursement” means the draft honored by the Issuer under the Letter of Credit, the term loan resulting from a deemed conversion pursuant to Section 2.4(a), or both, as the context may require.

“LC Documents” means this Agreement, the Request, the Letter of Credit, the Fee Letter, and all other agreements, instruments, and other documents governing or providing for (a) the rights and obligations of the parties hereto with respect to the Letter of Credit or (b) any collateral provided hereunder as security for any of the Obligations, in each case now or hereafter executed and/or delivered pursuant to or in connection with any of the foregoing. The parties confirm that that the Merger Agreement and the documents relating thereto and to the Acquisition shall not constitute LC Documents.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of the Letter of Credit at such time plus (b) the aggregate amount of the LC Disbursements that have not been reimbursed by the Company at such time.

“Letter of Credit” has the meaning given in Section 2.1(a).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Bloomberg L.P. (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) or any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Issuer from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in an amount equal to the relevant Borrowing in the London interbank market) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Issuer in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period.

LETTER OF CREDIT AGREEMENT, Page 6

“Lien” has the meaning assigned to such term in the Term Loan Agreement.

“London Business Day” means any day that is a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under the LC Documents, or (c) the rights of or benefits available to the Issuer thereunder.

“Maximum Rate” has the meaning assigned to such term in Section 7.13(a).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 28, 2013 by and among the Company, Shuanghui, and Merger Sub, and all amendments and modifications thereto made after the Effective Date permitted by Section 5.2 hereof.

“Merger Sub” means Sun Merger Sub, Inc., a Virginia corporation and wholly-owned subsidiary of Shuanghui.

“Obligations” means the obligation of the Company (without duplication) to reimburse each LC Disbursement, repay any Borrowings and pay all accrued and unpaid fees, interest, costs, expenses, and other amounts provided for in the LC Documents now or hereafter existing, whether fixed, contingent, liquidated, or unliquidated. The term Obligations includes any and all post-petition interest and expenses (including attorneys’ fees and disbursements) whether or not allowed under any bankruptcy, insolvency, or other similar law.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any LC Document) or sold or assigned an interest in this Agreement or any other LC Document.

“Other Taxes” means any and all present or future stamp, documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other LC Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other LC Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” has the meaning assigned to such term in the Term Loan Agreement.

LETTER OF CREDIT AGREEMENT, Page 7

“Public Bond Documents” has the meaning assigned to such term in the Term Loan Agreement.

“Receivables Securitization” has the meaning assigned to such term in the ABL Credit Facility.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Request” means at any time a request by the Company for the issuance of the Letter of Credit hereunder, substantially in the form attached hereto as Exhibit A.

“Restricted Subsidiary” has the meaning assigned to such term in the Term Loan Agreement.

“Shuanghui” means Shuanghui International Holdings Limited, a corporation formed under the laws of the Cayman Islands.

“Significant Subsidiary” means any Restricted Subsidiary that is a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Statutory Reserve Rate” means for any day (or for the Interest Period for any Eurodollar Borrowing), a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Issuer is subject for eurocurrency funding (currently referred to as “Eurodollar liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar LC Disbursements shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Issuer under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, association, limited liability company, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests (including partnership or joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person or (b) one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term Loan Agreement” means that certain Amended and Restated Term Loan Agreement dated as of August 31, 2012, among the Company, the lenders party thereto, and the Issuer, as administrative agent thereunder, as the same has been amended by that certain First Amendment to Amended and Restated Term Loan Agreement dated as of January 31, 2013, that certain consent letter dated July 12, 2013, and as may be further amended, amended and restated, supplemented, or otherwise modified, so long as the Issuer remains party as the “Administrative Agent” thereunder immediately after giving effect to the related amendment, amendment and restatement, supplement, or other modification. If the Issuer ceases to be the “Administrative Agent” under the Term Loan Agreement, then “Term Loan Agreement” shall, for the avoidance of doubt, be deemed to mean the Term Loan Agreement in the form which existed immediately prior to the date on which the Issuer ceased to be the Administrative Agent thereunder.

“Termination Date” means June 10, 2016.

“Transactions” means the execution, delivery and performance by the Company of this Agreement and the other LC Documents and the Issuer’s issuance of the Letter of Credit hereunder.

“Type”, when used in reference to any LC Disbursement or Borrowing, refers to whether the rate of interest on such LC Disbursement, or on the LC Disbursements comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as adopted in the State of New York.

“Wire Transfer Instructions” means the following wire transfer instructions or such other instructions then most recently designated by the Issuer:

Wire funds to:	JPMorgan Chase N.A.
ABA Number:	021000021
For the Account of:	Rabobank International New York Branch
Account Number:	400-212307
For Further Credit to:	Smithfield
Reference:	Loan Synd. /# 80223
Attn:	Punam Gambhir

Section 1.2. Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) reference herein to any law or regulation shall be construed to include any amendment, replacement or other modification thereto and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.3. Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Company notifies the Issuer that the Company requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Issuer notifies the Company that the Issuer requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.4. Classification of LC Disbursement and Borrowings.

For purposes of this Agreement, LC Disbursements outstanding after 5:00 p.m. (New York time) on the Conversion Date may be classified and referred to by Type (e.g., a “Eurodollar LC Disbursements” or “ABR LC Disbursements”). For the avoidance of doubt, after such time Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or “ABR Borrowing”).

ARTICLE II

THE FACILITY

Section 2.1. Request for Issuance.

(a) Subject to the terms and conditions set forth herein, during the Availability Period, the Company or the Merger Sub may request the issuance of, and the Issuer shall issue to the Merger Sub, an irrevocable standby letter of credit for the Company’s account in the form attached as Annex I to the Request (the “Letter of Credit”). The Company authorizes the Issuer to accept a Request for the issuance of the Letter of Credit during the Availability Period signed solely by the Merger Sub.

(b) To request the issuance of the Letter of Credit, the Company or the Merger Sub, as the case may be, shall deliver by hand or facsimile to the Issuer (no less than three (3) Business Days prior to the requested date of issuance) a Request requesting the issuance of the Letter of Credit and containing only the information required by the Request attached hereto as Exhibit A, it being understood and agreed that no other information shall be necessary or required for Issuer to prepare or issue the Letter of Credit. The Letter of Credit shall be governed by the laws of the State of New York and the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, and shall provide for a single draw on the Draw Date.

(c) The Letter of Credit shall have a stated expiry date as provided in paragraph 7 of the Letter of Credit.

(d) The Commitment shall terminate on the earliest to occur of: (i) the issuance of the Letter of Credit, (ii) 5:00 p.m., New York City time, on December 6, 2013, (iii) the Issuer’s receipt of written notice from the Company terminating the Commitment hereunder and (iv) the first Business Day following the consummation of the Acquisition. Any termination of the Commitment is permanent.

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Section 2.2. Issuance.

The obligation of the Issuer to issue the Letter of Credit is subject to the satisfaction of the following conditions:

(a) the Issuer shall have received the Request in accordance with Section 2.1(b);

(b) the Availability Period shall not have ended; and

(c) the Issuer shall have received the Issuance Fee from the Company or the Merger Sub.

Section 2.3. Disbursement and Reimbursement.

(a) The Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under the Letter of Credit. The Issuer shall promptly after such examination notify the Company by telephone (confirmed by facsimile or electronic communication) of such demand for payment and whether the Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuer with respect to the LC Disbursement.

(b) Subject to Section 2.4, the Company shall reimburse the LC Disbursement by paying the amount thereof to the Issuer on or before the third Business Day immediately following the Draw Date. Any LC Disbursement outstanding after the Draw Date shall bear interest on the outstanding amount thereof in accordance with Section 2.7 and, if outstanding at the Conversion Date, shall be deemed to be converted to a term loan in accordance with Section 2.4. Notwithstanding anything to the contrary set forth herein, any failure by the Company to reimburse such LC Disbursement on or prior to the Conversion Date shall not be a Default.

(c) The Issuer shall maintain in accordance with its usual practice an account evidencing the LC Disbursement, any Borrowings and all other amounts payable by the Company under this Agreement and the other LC Documents. The entries made in such account shall be prima facie evidence of the existence, Types, and amounts of the Obligations recorded therein and such determination shall be conclusive absent manifest error; provided that the failure of the Issuer to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to pay the Obligations in accordance with the terms of this Agreement and the other LC Documents. Amounts received by the Issuer (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the LC Documents (which shall be applied as specified by the Company), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.4(c)), or (C) amounts to be used to cash collateralize LC Exposure, or (ii) for so long as an Event of Default exists, shall be applied, without duplication, (v) first, to pay the accrued and unpaid fees owing to the Issuer hereunder, until such amounts are paid in full, (w) second, to pay accrued and unpaid interest on the LC Disbursements, until such amount is paid in full, (x) third, to pay the unreimbursed principal amount of LC Disbursements, until paid in full, (y) fourth, to pay all other outstanding Obligations until fully paid, and (z) fifth, to return any remaining amounts to the Company.

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(d) The Company’s obligation to reimburse LC Disbursements as provided in this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of the Letter of Credit or this Agreement, or any term or provision therein, (ii) the Request for the Letter of Credit or any draft or other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuer under the Letter of Credit against presentation of a draft or other document that does not comply with the terms of the Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Issuer nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of the Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuer; provided that the foregoing shall not be construed to excuse the Issuer from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuers’ failure to exercise care when determining whether drafts and other documents presented under the Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuer (as finally determined by final non-appealable judgment by a court of competent jurisdiction), the Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the Letter of Credit.

(e) The Issuer shall not be required to take any action which the Issuer reasonably believes exposes it to personal liability or which the Issuer reasonably believes is contrary to any LC Document or applicable law. The Company assumes all risks of the acts or omissions of the beneficiary with respect to its use of any of the proceeds of the Letter of Credit. If at any time it becomes unlawful for the Issuer to comply with any of its obligations under the Letter of Credit (including as a result of any sanctions imposed by the United Nations, the European Union, the Netherlands, the United Kingdom and/or the United States of America), such obligations shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for the Issuer to comply with them, and the Issuer shall not be liable for any losses which the Company may incur as a result.

(f) All amounts payable hereunder shall be paid on the date due in immediately available funds in Dollars. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 2.4. Payments and Prepayments of LC Disbursements.

(a) The aggregate amount of the LC Disbursement which remains outstanding as of 5:00 p.m. (New York time) on the Conversion Date shall automatically be deemed to be converted, without any further action or notice by any Person, to a term loan advanced on the Draw Date by the Issuer to the Company in an aggregate principal amount equal to the aggregate amount of the

LETTER OF CREDIT AGREEMENT, Page 12

LC Disbursement which remains outstanding as of 5:00 p.m. (New York time) on the Conversion Date, with the outstanding principal amount of such term loan being due and payable in full on the Termination Date. The Company hereby promises to pay the principal amount of such converted LC Disbursement and all accrued and unpaid interest thereon in full on the Termination Date.

(b) After the Conversion Date, the Company shall have the right at any time and from time to time to prepay such LC Disbursements, in whole or in part, without premium or penalty other than payment of any loss, cost or expense in accordance with Section 2.9(b), subject to the Company providing the Issuer written notice of the amount and date of prepayment no less than (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.

(c) On each Business Day after a Liquidity Determination Date, the Company shall prepay the outstanding principal amount of the LC Disbursements, along with all accrued but unpaid interest thereon in accordance with Section 2.7(d), in an amount equal to the Excess Liquidity Amount calculated as of such Liquidity Determination Date.

As used in this Section 2.4(c):

“Excess Liquidity Amount” means, as of any Liquidity Determination Date, an amount equal to the lesser of (i) the positive difference, if any, of (x) the Liquidity minus (y) $350,000,000 and (ii) the maximum amount permitted by the terms of the ABL Credit Facility to prepay the L/C Disbursements pursuant to this Section 2.4(c).

“Liquidity” means, as of any Liquidity Determination Date, an amount equal to the sum of: (i) the unrestricted cash and Cash Equivalents of the Company and its Domestic Subsidiaries, (ii) the amount of the Borrowing Limit available to Smithfield Receivables Funding LLC or any similar or corresponding term governing the amount available to the Company or its Subsidiaries for borrowing under any refinancing or replacement of the Receivables Securitization and (iii) the amount of Availability under the ABL Credit Facility or any similar or corresponding term governing the amount available to the Company or its Subsidiaries for borrowing under any refinancing or replacement of the ABL Credit Facility.

“Liquidity Determination Date” shall mean (i) in the case of any date occurring on or prior to the 90th day following the Conversion Date, each Thursday (or if such Thursday is not a Business Day, the first Business Day prior thereto) after the Conversion Date, and (ii) in the case of any date thereafter, each Business Day.

Section 2.5. LC Disbursements and Borrowings.

(a) The LC Disbursement outstanding as of 5:00 p.m. (New York time) on the Conversion Date shall be deemed to be a single ABR Borrowing. Thereafter, subject to Section 2.9, each Borrowing constituting the converted LC Disbursement shall be comprised entirely of ABR Borrowings or Eurodollar Borrowings as the Company may request in accordance herewith.

(b) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of nine Eurodollar Borrowings outstanding.

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(c) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

Section 2.6. Interest Elections.

(a) From and after the Conversion Date, the Company may elect to convert the converted LC Disbursement to one or more Borrowings of different Types or to continue any Borrowings of either Type and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6. Subject to the other provisions hereof, the Company may elect different options with respect to different Borrowings comprising portions of the converted LC Disbursement, and each such portion shall be considered a separate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Issuer notifies the Company, then (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

(b) To make an election pursuant to this Section 2.6, the Company shall notify the Issuer of such election by telephone by: (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed election and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Issuer of a written Interest Election Request and signed by the Company.

(c) Each telephonic and written Interest Election Request shall specify the following information: the Borrowing to which such Interest Election Request applies; the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”. If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) If the Company fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Company shall be deemed to have selected to continue such Eurodollar Borrowing with an Interest Period of one month’s duration.

Section 2.7. Interest.

(a) If the Issuer shall make the LC Disbursement under the Letter of Credit, then, unless the Company shall reimburse the same in full on the Draw Date, the unpaid amount thereof shall bear interest, for each day from and including the Draw Date to but excluding the earlier of (x) the date that the Company reimburses the LC Disbursement in full and (y) the Conversion Date, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin. If the LC Disbursement is not reimbursed in full on or prior to the Conversion Date, then from and including the Conversion Date and at all times thereafter, the outstanding LC Disbursement shall continue to bear interest at the Alternate Base Rate plus the Applicable Margin until fully paid, subject to any conversion of a Borrowing to a Eurodollar Borrowing in accordance with Section 2.6.

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(b) Each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin. Each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any LC Disbursement, any interest thereon, any fee or other amount payable by the Company hereunder is not paid when due (after giving effect, and subject, to Section 2.4(a) hereof), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin plus two percent (2.0%). Automatically when an Event of Default of the type described in Section 6.1 (g) or (h) exists (to the fullest extent permitted by law) and, at the election of the Issuer, whenever any other Event of Default is continuing, all outstanding Obligations shall bear interest at a rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin plus two percent (2.0%).

(d) Accrued interest on each ABR or Eurodollar LC Disbursement shall be payable in arrears on each Interest Payment Date for such ABR or Eurodollar LC Disbursement and on the Termination Date; provided that (i) interest accrued pursuant to clause (c) of this Section 2.7 shall be payable on demand, (ii) in the event of any repayment or prepayment of any LC Disbursement, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment; and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted LIBO Rate shall be determined by the Issuer, and such determination shall be conclusive absent manifest error.

Section 2.8. Fees.

(a) The Company shall pay to the Issuer a drawing fee equal to one percent (1.0%) of the aggregate principal amount of the LC Disbursements outstanding as of 5:00 p.m. (New York time) on the Conversion Date, which drawing fee shall be due and payable on the first Business Day following the Conversion Date.

(b) On the first anniversary of the Draw Date, the Company shall pay to the Issuer a fee equal to one-half of one percent (0.50%) of the aggregate principal amount of the LC Disbursements outstanding on such date.

(c) The Company shall pay to the Issuer from time to time such customary fees and commissions for the amendment, presentation, or processing of the Letter of Credit as the Issuer may then customarily charge to its customers for standby letters of credit. Such fees and commissions shall be due and payable within ten (10) days after written demand therefor.

(d) All fees payable hereunder or under the Fee Letter shall be paid on the dates due, in immediately available funds, to the Issuer. Fees paid shall not be refundable under any circumstances.

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Section 2.9. Alternate Rate of Interest; Break Funding Payments.

(a) If prior to the commencement of any Interest Period:

(i)	the Issuer determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii)	the Issuer determines (which determination shall be conclusive absent manifest error) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Issuer of making or maintaining the LC Disbursements included in such Borrowing for such Interest Period;

then the Issuer shall give notice thereof to the Company by telephone or telecopy as promptly as practicable thereafter and, until the Issuer notifies the Company that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Borrowing, shall be ineffective and (ii) all such Borrowings (unless prepaid) shall be continued as, or converted to, an ABR Borrowing.

(b) In the event of (i) the payment of any principal of any Eurodollar LC Disbursement other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar LC Disbursement other than on the last day of the Interest Period applicable thereto, or (iii) the failure to convert, continue or prepay any Eurodollar LC Disbursement on the date specified in any notice delivered pursuant hereto, then, in any such event, the Company shall compensate the Issuer for the loss, cost and expense attributable to such event. In the case of a Eurodollar LC Disbursement, such loss, cost or expense to the Issuer shall be deemed to include an amount determined by the Issuer to be the excess, if any, of (y) the amount of interest which would have accrued on the principal amount of such LC Disbursement had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such LC Disbursement, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to convert or continue, for the period that would have been the Interest Period for such LC Disbursement), over (z) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Issuer would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of the Issuer setting forth any amount or amounts that the Issuer is entitled to receive pursuant to this Section 2.9(b) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay the Issuer the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.10. Increased Costs.

(a) If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, or similar requirement against assets of, deposits with or for the account of, or credit extended or financial accommodation provided by the Issuer (except any such reserve requirement reflected in the Adjusted LIBO Rate);

LETTER OF CREDIT AGREEMENT, Page 16

(ii)	subject the Issuer to any (or any increase in any) Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) with respect to this Agreement, the Letter of Credit or any other LC Document; or

(iii)	impose on the Issuer or the London interbank market any other condition, cost or expense affecting this Agreement, the Letter of Credit or any other LC Document;

and the result of any of the foregoing shall be to increase the cost to the Issuer of issuing or maintaining the Letter of Credit (or of maintaining its obligation to issue the Letter of Credit) or any other Obligation, or to reduce the amount of any sum received or receivable by the Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the Issuer, the Company will pay to the Issuer such additional amount or amounts as will compensate the Issuer for such additional costs incurred or reduction suffered.

(b) If the Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Issuer’s capital or on the capital of the Issuer’s holding company, if any, as a consequence of this Agreement, the Letter of Credit, any other LC Document, or the Commitment hereunder, to a level below that which the Issuer or the Issuer’s holding company could have achieved but for such Change in Law (taking into consideration the Issuer’s policies and the policies of the Issuer’s holding company, in each case, with respect to capital adequacy), then from time to time the Company will pay to the Issuer such additional amount or amounts as will compensate the Issuer or the Issuer’s holding company for any such reduction suffered.

(c) A certificate of the Issuer setting forth in reasonable detail calculations of the amount or amounts necessary to compensate the Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay the Issuer the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of the Issuer to demand compensation pursuant to this Section shall not constitute a waiver of the Issuer’s right to demand such compensation; provided that the Company shall not be required to compensate the Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that the Issuer notifies the Company of the Change in Law giving rise to such increased costs or reductions and of the Issuer’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.11. Taxes.

(a) Any and all payments by or on account of any Obligation of the Company under any LC Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then: (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Issuer receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Company shall make such deductions; and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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(b) Without limiting the provisions of paragraph (a) above, the Company shall timely pay, or at the option of and upon written request from the Issuer timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Company shall indemnify the Issuer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by the Issuer or required to be withheld or deducted from a payment to the Issuer, and any penalties, interest and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detailed calculations of the amount of such payment or liability delivered to the Company by the Issuer shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Issuer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuer.

(e) For so long as the Issuer is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is resident for tax purposes (or any treaty to which such jurisdiction is a party) with respect to payments under any LC Document, the Issuer shall deliver to the Company at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Issuer, if requested by the Company, shall deliver such other documentation prescribed by applicable law or as will enable the Company to determine whether or not the Issuer is subject to backup withholding or information reporting requirements. The Issuer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation shall not be required if in the Issuer’s reasonable judgment such completion, execution or submission would subject the Issuer to any material unreimbursed costs or expenses or would materially prejudice the legal or commercial position of the Issuer.

(f) If a payment made to the Issuer under any LC Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Issuer shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that the Issuer has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If the Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11, it shall pay to the Company an amount equal to such refund (but only to the extent of the indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket

LETTER OF CREDIT AGREEMENT, Page 18

expenses (including Taxes) of the Issuer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of the Issuer, shall repay to the Issuer the amount paid over pursuant to this Section 2.11(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(g), in no event will the Issuer be required to pay any amount to the Company pursuant to this Section 2.11(g) the payment of which would place the Issuer in a less favorable net after-Tax position than the Issuer would have been in if the Tax subject to indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.11(g) shall not be construed to require the Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

Section 2.12. Payments Generally.

Except as otherwise provided herein, the Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or otherwise) or under any other LC Document by 12:00 Noon, New York City time, on the date when due, in immediately available funds in Dollars, without set-off, deduction or counterclaim. Unless expressly otherwise provided in the applicable LC Document, all such payments shall be made to the Issuer pursuant to the Wire Transfer Instructions.

Section 2.13. Mitigation Obligations; Designation of a Different Issuing Office.

If the Issuer requests compensation under Section 2.10, or if the Company is required to pay any additional amount to the Issuer or any Governmental Authority for the account of the Issuer pursuant to Section 2.11, then the Issuer shall use reasonable efforts to designate a different issuing office for the Letter of Credit hereunder or to assign its rights and obligations hereunder to another of its offices or branches if, in the judgment of the Issuer, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future and (b) would not subject the Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Issuer; provided that, upon any such change in any lending office or assignment, the Issuer shall provide or cause to be delivered to the Company the appropriate forms specified in and to the extent required by Section 2.11. The Company hereby agrees to pay all reasonable costs and expenses incurred by the Issuer in connection with any such designation or assignment.

Section 2.14. Returned Payments.

If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Issuer is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Issuer. The provisions of this Section 2.14 shall be and remain effective notwithstanding any contrary action which may have been taken by the Issuer in reliance upon such payment or application of proceeds. The provisions of this Section 2.14 shall survive the termination of this Agreement.

LETTER OF CREDIT AGREEMENT, Page 19

ARTICLE III

CONDITIONS

Section 3.1. Conditions to Effectiveness.

The Commitment of the Issuer shall not become effective until the date on which each of the following conditions is satisfied (or waived in writing by the Issuer) (such date, the “Effective Date”):

(a) The Issuer (or its counsel) shall have received from the Company either (i) a counterpart of each of this Agreement and the Fee Letter signed by the Company or (ii) written evidence satisfactory to the Issuer (which may include telecopy or other electronic transmission of signed signature pages) that the Company has signed a counterpart of each of this Agreement and the Fee Letter;

(b) The Issuer (or its counsel) shall have received a favorable written opinion (addressed to the Issuer and dated the Effective Date) of counsel for the Company, addressing the matters relating to the Company set forth in Sections 4.1, 4.2, and 4.3 of this Agreement and covering such other matters relating to the Company, this Agreement, the Letter of Credit, the other LC Documents or the other Transactions as the Issuer shall reasonably request (and the Company hereby requests such counsel to deliver such opinion);

(c) The Issuer (or its counsel) shall have received a certificate of the Secretary or Assistant Secretary of the Company (i) attaching true, correct and complete copies of the Company’s articles of incorporation, the Company’s bylaws and the resolutions adopted by the board of directors of the Company evidencing the Company’s power and authority to enter into this Agreement and the other LC Documents and (ii) certifying the incumbency, power and authority of each signatory to execute this Agreement and each other LC Document on behalf of the Company, and the genuineness of the specimen signature of each such signatory;

(d) The Issuer (or its counsel) shall have received a good standing certificate of the Company issued by the Secretary of State of the State of Virginia as of a date not earlier than June 27, 2013;

(e) The Issuer shall have received reimbursement or payment of all fees and out-of-pocket expenses required to be reimbursed or paid by the Company hereunder;

(f) The representations and warranties of the Company set forth in this Agreement and the LC Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of the date hereof except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, or, in the case of any representation and warranty qualified by materiality, in all respects as of such earlier date); and

(g) No Default shall exist immediately prior to the Effective Date.

Notwithstanding the foregoing, the Commitment shall not become effective unless each of the foregoing conditions is satisfied (or waived in writing by the Issuer) at or prior to 5:00 p.m., New York City time, on or before July 12, 2013. The Issuer shall notify the Company of the Effective Date and such notice shall be conclusive and binding.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Issuer that:

Section 4.1. Organization; Powers.

Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.2. Authorization; Enforceability.

The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. Each of this Agreement and the other LC Documents has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3. Governmental Approvals; No Conflicts.

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) are permitted by the Receivables Securitization, the ABL Credit Facility and the Public Bond Documents and will not otherwise violate or result in a default under any of the Public Bond Documents, the ABL Credit Facility, the Receivables Securitization, or any other indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 4.4. Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Issuer its consolidated balance sheet, statements of income, shareholders equity and cash flows and pro forma information as of and for the Fiscal Year ended April 28, 2013, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.

(b) Since April 28, 2013, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The Company does not have on the date of this Agreement any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected in the balance sheets as at April 28, 2013.

LETTER OF CREDIT AGREEMENT, Page 21

Section 4.5. Properties.

(a) The Company and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, free of all Liens other than those permitted by the Term Loan Agreement.

Section 4.6. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which an adverse determination is reasonably likely and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, the other LC Documents or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any of the Environmental Laws or to obtain, maintain or comply with any permit, license or other approval required under any of the Environmental Laws, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.7. Compliance with Laws and Agreements.

Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.8. Investment Company Status.

Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.9. Taxes.

Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10. ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87), individually and in the aggregate, did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan or Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

LETTER OF CREDIT AGREEMENT, Page 22

Section 4.11. Disclosure.

The Company and its Subsidiaries have disclosed to the Issuer all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.12. Solvency.

Immediately after giving pro forma effect to the Indebtedness of the Company to be incurred hereunder, pro forma effect to all Indebtedness of the Company to be incurred in connection with the Acquisition and all repayments of Indebtedness of the Company to be repaid in connection with the Acquisition: (a) the fair value of the assets of the Company, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date including, without limitation, after giving effect to the Acquisition and the transactions related thereto. The Company does not intend, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it (whether from anticipated refinancings, asset sales, capital contributions or otherwise) and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

ARTICLE V

COVENANTS

Section 5.1. Use of Letter of Credit.

The Company or the Merger Sub shall request the issuance of the Letter of Credit for the account of the Company hereunder solely to support the Company’s obligations arising in connection with the Merger Agreement and the transactions contemplated thereby.

Section 5.2. Amendments to Merger Agreement.

The Company will not amend or modify the Merger Agreement in a manner that is material and adverse to the Issuer unless otherwise consented in writing by the Issuer (which consent shall not be unreasonably withheld or delayed). The Company and the Issuer agree that any change in the purchase price set forth in the Merger Agreement (as in effect on the Effective Date) by an amount equal to five percent (5.0%) or more of such purchase price shall require the consent of the Issuer, such consent not be unreasonably withheld or delayed; provided, however, no consent of the Issuer shall be required if the purchase price is increased by five percent (5.0%) or more but such increase in excess of five percent (5.0%) will be funded solely with equity from Shuanghui and not by the assumption or incurrence of Indebtedness by the Company.

LETTER OF CREDIT AGREEMENT, Page 23

Section 5.3. Payments in connection with Acquisition.

The Company shall not permit the aggregate amount of (a) the LC Disbursement, (b) funds drawn under the ABL Credit Facility and under the Receivables Securitization, and (c) cash-on hand of the Company, in each case, which are used to fund the Merger (as defined in the Merger Agreement) and the other transactions related thereto (including the repayment of indebtedness and the repurchase of capital stock in connection therewith) to exceed $800,000,000.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

Section 6.1. Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to reimburse or pay any principal of any LC Disbursement (after giving effect to the conversion contemplated by Section 2.4(a), if applicable) when and as the same shall become due and payable, whether at the due date thereof or upon acceleration or otherwise;

(b) the Company shall fail to pay any interest or any fee or any other amount (other than an amount referred to in Section 6.1(a)) payable under this Agreement or under any other LC Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Company or the Merger Sub in or in connection with this Agreement or any other LC Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other LC Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company fails to comply with Section 5.1, 5.2 or 5.3 of this Agreement;

(e) the Company defaults in the performance of or a breach of any other covenant or agreement in this Agreement or any other LC Document (other than those referred to in clauses (a), (b), (c), or (d) above), and such breach or default continues for a period of thirty (30) days after the Company receives written notice thereof from the Issuer;

(f) if any LC Disbursement is outstanding (i) the occurrence of any “Event of Default” as defined in the Term Loan Agreement or (ii) any material provision of the Term Loan Agreement for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company shall challenge the enforceability of the Term Loan Agreement or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Term Loan Agreement has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

LETTER OF CREDIT AGREEMENT, Page 24

(g) the Company or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) takes any comparable action under any foreign laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or any Significant Subsidiary in an involuntary case; (ii) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; (iii) orders the winding up or liquidation of the Company or any Significant Subsidiary; or (iv) any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days; or

(i) any material provision of any LC Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company shall challenge the enforceability of any LC Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the LC Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

Section 6.2. Remedies.

Upon the occurrence of an Event of Default (other than an Event of Default with respect to the Company described in clause (g) or (h) of Section 6.1) and at any time thereafter during the continuance of such event, the Issuer may, by written notice to the Company:

(a) declare all Obligations then outstanding to be due and payable, and thereupon the Obligations shall immediately become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Company; and

(b) if the Letter of Credit is then issued and outstanding, require the Company to deposit within one (1) Business Day after such notice, into an account established and maintained on the books and records of the Issuer, which account may be a “securities account” (within the meaning of Section 8-501 of the UCC), in the name of the Issuer and for the benefit of the Issuer (the “LC Collateral Account”), an amount in immediately available funds in Dollars equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon. Such deposits shall be held by the Issuer as collateral for the LC Exposure under this Agreement and for the payment and performance of the Obligations, and for this purpose the Issuer shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, the LC Collateral Account shall be subject to a deposit account control agreement or securities account control agreement, in form acceptable to the Issuer, and the Company hereby grants a security interest to the Issuer in the LC Collateral Account and in any financial assets (as defined in the UCC) or other property held therein. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Issuer and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys and financial assets in the LC Collateral Account shall be applied by the Issuer to reimburse the LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time. The Issuer shall cause all such cash collateral (to the extent not applied as aforesaid) to be returned to the Company within three Business Days after the applicable Event of Default shall have been cured or waived. The Company will, at its expense, execute and deliver any and all further documents, agreements and instruments, and take all such further actions (including any filing or recording of financing statements or other documents in connection with cash collateral delivered pursuant hereto), which the Issuer may reasonably request to grant, preserve, protect or perfect the Lien of the Issuer on the LC Collateral Account or the validity or priority of such Lien.

LETTER OF CREDIT AGREEMENT, Page 25

In case of any event with respect to the Company described in clause (g) or (h) of Section 6.1, the Obligations shall automatically become due and payable and the obligation of the Company to cash collateralize the LC Exposure and accrued and unpaid interest thereon as aforesaid shall automatically become due and effective, in each case without further act of the Issuer and without any presentment, demand, protest, notice of any kind, all of which are hereby waived by the Company. In the event of acceleration or cash collateralization because an Event of Default set forth in clause (f) (i) (as a result of an “Event of Default” (as defined in the Term Loan Agreement) described in clause (h) of Article VIII of the Term Loan Agreement) above has occurred and is continuing, such acceleration and cash collateralization shall be automatically rescinded and annulled if the event triggering such Event of Default shall be remedied or cured by the Company and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. In addition, if any Event of Default shall exist, the Issuer may exercise any and all rights and remedies afforded by applicable law, by any of the LC Documents, by equity, or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) of this Section 7.1), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by other electronic transmission, as follows:

(i)	if to the Company at:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430

Attention: Robert Manly (Telecopy No. 757-365-3025)

and Ken Sullivan (Telecopy No. 757-365-3018);

(ii)	if to the Issuer at:

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.,

“Rabobank Nederland”, New York Branch

245 Park Avenue

New York, NY 10167

Attention: Trade Services Department

Fax: 201-499-5479

Phone: 212-574-7315

LETTER OF CREDIT AGREEMENT, Page 26

With a copy to:

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.,

“Rabobank Nederland”, New York Branch

15305 N. Dallas Parkway, Suite 1250

Addison, TX 75001

United States of America

Attention: James V. Kenwood

Telecopy (972) 419-6315

Telephone: (972) 419-5282

(b) Communications to the Issuer hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Issuer; provided that the foregoing shall not apply to notices under Article II unless otherwise agreed by the Issuer (it being understood that such agreement may be limited to particular notices or communications). The Issuer or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 7.2. Waivers; Amendments.

No failure or delay by the Issuer in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Issuer hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. Neither this Agreement nor any other LC Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement in writing entered into by the Company and the Issuer, and then only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of the Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Issuer may have had notice or knowledge thereof at the time.

Section 7.3. Expenses; Indemnity; Waiver.

(a) The Company agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Issuer, including the reasonable fees and disbursements of its counsel, in connection with the preparation and administration of this Agreement and the other LC Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) in addition to, but without duplication of, any fees payable to the Issuer pursuant to Section 2.8(c), all reasonable and documented out-of-pocket expenses incurred by the Issuer connection with the issuance, amendment, extension or other modification of the Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuer, including the fees and reasonable disbursements of any counsel for the Issuer, in connection with the enforcement or protection of its rights in connection with this Agreement, the Letter of Credit and the other LC Documents, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) all taxes, assessments and other charges, if any, imposed by a Governmental Authority and incurred in connection with any filing, registration, recording or perfection of any security interest contemplated hereby or any other LC Document.

LETTER OF CREDIT AGREEMENT, Page 27

(b) The Company hereby indemnifies the Issuer and each of its Related Parties (each such Person being an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other LC Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, that certain letter agreement dated the date hereof among the Company, the Issuer and the Merger Sub), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, and the acceptance of a Request from the Merger Sub, (ii) the Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 7.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other LC Document, the Transactions, the Letter of Credit or the use of the proceeds thereof.

(d) All amounts due under this Section 7.3 shall be payable within ten (10) days after written demand therefor.

Section 7.4. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuer (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Issuer) any legal or equitable right, remedy or claim under or by reason of this Agreement.

LETTER OF CREDIT AGREEMENT, Page 28

Section 7.5. Survival.

All covenants, agreements, certifications, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Issuer and shall survive the execution and delivery of this Agreement and the issuance of the Letter of Credit, regardless of any investigation made by the Issuer or on its behalf and notwithstanding that the Issuer may have had notice or knowledge of any Default or incorrect certification, representation or warranty at the time the Letter of Credit is issued hereunder, and shall continue in full force and effect until the Full Satisfaction of the Obligations. The provisions of Sections 2.10, 2.11, 2.14 and 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration of the Letter of Credit, the repayment of the LC Disbursements and other Obligations or the termination of this Agreement or any provision thereof.

Section 7.6. Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, and all of which when taken together shall constitute a single contract. This Agreement and the other LC Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.7. Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 7.8. Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Issuer and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness or obligations at any time owing by the Issuer or Affiliate to or for the credit or the account of the Company against any of and all the Obligations of the Company now or hereafter existing under any LC Document, irrespective of whether or not the Issuer shall have made any demand and although such Obligations may be unmatured. The rights of the Issuer under this Section are in addition to other rights and remedies (including other rights of setoff) which the Issuer may have.

Section 7.9. Governing Law; Jurisdiction; etc.

(a) This Agreement shall be construed in accordance with, and all matters arising out of or relating to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW

LETTER OF CREDIT AGREEMENT, Page 29

YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Issuer may otherwise have to bring any action or proceeding relating to any LC Document against the Company or its properties in the courts of any jurisdiction.

(c) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any LC Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.10. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LC DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.11. Headings.

Articles and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 7.12. Confidentiality.

The Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to

LETTER OF CREDIT AGREEMENT, Page 30

keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or the other LC Documents, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the other LC Documents or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or the other LC Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 7.12 or (ii) becomes available to the Issuer on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company’s business, other than any such information that is available to the Issuer on a nonconfidential basis prior to disclosure by the Company; provided, that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 7.13. Interest Rate Limitation.

(a) No interest rate specified herein shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the LC Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means at any time the maximum rate of nonusurious interest under applicable law that the Issuer may charge the Company. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the LC Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Company at the time of such change in the Maximum Rate.

(b) No provision of any LC Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any LC Document or otherwise in connection with the Transactions, the provisions of this Section shall govern and prevail and neither the Company nor its successors or permitted assigns shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of amounts owing pursuant hereto. In the event the Issuer receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Company. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Company and the Issuer shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

LETTER OF CREDIT AGREEMENT, Page 31

Section 7.14. Construction.

Each of the Company (by its execution of the LC Documents) and the Issuer acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the LC Documents with its legal counsel and that the LC Documents shall be construed as if jointly drafted by the parties thereto.

Section 7.15. Equitable Relief.

The Company recognizes that in the event the Company fails to pay, perform, observe, or discharge any or all of the obligations under the LC Documents, any remedy at law may prove to be inadequate relief to the Issuer. The Company therefore agrees that the Issuer shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 7.16. No Fiduciary Duty.

All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Issuer shall have the right to act exclusively in the interest of the Issuer and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Company, its shareholders or any other Person. The relationship between the Company on the one hand and the Issuer on the other is solely that of an account party and a provider of financial accommodation, and the Issuer has no fiduciary or other special relationship with the Company, and no term or condition of any of the LC Documents shall be construed so as to deem the relationship between the Company on the one hand and the Issuer on the other to be otherwise.

Section 7.17. USA PATRIOT Act Notice.

The Issuer hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Issuer to identify the Company in accordance with the Act. The Company shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Issuer to maintain compliance with the Act.

[SIGNATURE PAGE FOLLOWS]

LETTER OF CREDIT AGREEMENT, Page 32

IN WITNESS WHEREOF, the each of the parties hereto has caused this Agreement to be duly executed and delivered by its officer or officers thereunto duly authorized as of the date first above written.

Company: SMITHFIELD FOODS, INC.

By:	/s/ Timothy Dykstra
Name: Timothy Dykstra Title: Vice President and Corporate Treasurer

Issuer: COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

By:	/s/ James V. Kenwood
Name: James V. Kenwood Title: Managing Director

By:	/s/ Jeff Geisbauer
Name: Jeff Geisbauer Title: Executive Director

LETTER OF CREDIT AGREEMENT, Signature Page

EXHIBIT A

to

LETTER OF CREDIT AGREEMENT

Form of Request

EXHIBIT A, Cover Page

LETTER OF CREDIT REQUEST

                 , 2013

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.,

“Rabobank Nederland”, New York Branch

245 Park Avenue

New York, NY 10167

Attention Trade Services Department

Fax: 201-499-5479

Phone: 212-574-7315

and

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.,

“Rabobank Nederland”, New York Branch

15305 N. Dallas Parkway, Suite 1250

Addison, TX 75001

United States of America

Attention James V. Kenwood

Telecopy (972) 419-6315

Telephone: (972) 419-5282

Pursuant to Section 2.1 of the Letter of Credit Agreement dated as of July 12, 2013 (as in effect from time to time, the “Agreement”) between Smithfield Foods, Inc., a Virginia corporation (the “Company”) and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Issuer (the “Issuer”), [the Company] [Sun Merger Sub, Inc., a Virginia corporation (“Merger Sub”)] hereby requests the Letter of Credit to be issued (the “Requested Action”) on the following terms:

(a)	Date of issuance: , 2013

(b)	Date of expiry: December 6, 2013

(c)	Amount (in Dollars): $750,000,000

(d)	Name and address of beneficiary:

Sun Merger Sub, Inc.

c/o Shuanghui International Holdings Limited

Room 7602B-7604A, 76 Floor

International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong

Attention: Mr. Yang Zhijun

(e)	The form of the Letter of Credit is attached hereto as Annex I.

FORM OF REQUEST, Page 1

With respect to the Requested Action, the undersigned officer of [the Company] [Merger Sub] hereby represents, warrants and certifies to the Issuer that Merger Sub reasonably expects that it will cause to be issued no later than August 2, 2013 at least $800,000,000 in unsecured notes, the proceeds of which will be used to pay Indebtedness in connection with the Acquisition or otherwise fund the Acquisition.

Capitalized terms used but not herein defined shall have the meanings given such terms in the Agreement.

Dated:                  , 2013

[SMITHFIELD FOODS, INC.] [SUN MERGER SUB, INC.]

By:
Name: Title:

ANNEX I

To

LETTER OF CREDIT REQUEST

Form of Letter of Credit

ANNEX 1 TO LETTER OF CREDIT REQUEST, Cover Page

FORM OF LETTER OF CREDIT

COÖPERATIEVE CENTRALE

RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH

245 Park Avenue

New York, NY 10167

Attention: Trade Services Department

Irrevocable Standby Letter of Credit

                 , 2013

Beneficiary:

Sun Merger Sub, Inc.

c/o Shuanghui International Holdings Limited

Room 7602B-7604A, 76 Floor

International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong

Attention: Mr. Yang Zhijun

Applicant:

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, VA 23430,

Attention: Robert Manly and Ken Sullivan

Re: Our Irrevocable Standby Letter of Credit No. [            ]

Ladies and Gentlemen:

We hereby issue in your favor this Irrevocable Standby Letter of Credit No. [            ] (as amended from time to time, this “Letter of Credit”) in the original amount of SEVEN HUNDRED FIFTY MILLION AND NO/100 UNITED STATES DOLLARS (US$750,000,000.00) (such amount, as it may be subsequently decreased from time to time as provided in paragraph 2 below, being referred to as the “Stated Amount”) for the account of Smithfield Foods, Inc., a Virginia corporation (the “Account Party”). This Letter of Credit is issued to Sun Merger Sub, Inc., a Virginia corporation (the “Merger Sub” or “you”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Account Party, Merger Sub and Shuanghui International Holdings Limited.

FORM OF LETTER OF CREDIT, Page 1

1. We hereby irrevocably authorize you to draw on us, up to the Stated Amount and in accordance with the terms and conditions set forth in this Letter of Credit, as follows: in only one drawing by your sight draft drawn on us (in the form of Annex 1 (Draft for Payment) hereto, the “Payment Draft”) completed and signed by one of your Authorized Signatories (as defined in paragraph 8 below), and accompanied by your drawing certificate (in the form of Annex 2 (Certificate for Drawing) hereto, the “Drawing Certificate”; along with the Payment Draft, the “Presentation Documents”), completed and signed by one of your Authorized Signatories, in an amount not exceeding the Stated Amount.

2. The Stated Amount under this Letter of Credit shall be reduced upon our honoring the Payment Draft presented by you pursuant to paragraph 1 above, in which case the Stated Amount shall be automatically reduced to zero dollars ($0) and subsequently closed. At such time, we shall be fully discharged of our obligation under this Letter of Credit and we shall not thereafter be obligated to make any further payments under this Letter of Credit.

3. Funds under this Letter of Credit are available to you as set forth in paragraph 9 upon our receipt of the Presentation Documents, each of which shall be dated no later than the date of its presentation, and shall be presented by hand delivery, courier service, or facsimile to us, addressed to us as follows (and at the following facsimile number (if presented by facsimile):

COÖPERATIEVE CENTRALE

RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH

245 Park Avenue

New York, NY 10167

Attention Trade Services Department

Facsimile No.: 914-304-9330

Presentation of the Presentation Documents by facsimile transmission to the facsimile number noted above shall be as effective as delivery by hand. If a presentation is made by facsimile transmission, you shall (i) provide telephone notification thereof to us at 212-574-7315 prior to or simultaneously with the sending of such facsimile transmission and (ii) send the original of the Presentation Documents by overnight courier to our address noted above. Notwithstanding the foregoing, our receipt of such telephone notice or original documents shall not be a condition to payment or reduction of the Stated Amount.

We agree that we shall have no duty or right to inquire as to the basis, under any underlying agreement between you and the Account Party or third parties or otherwise, upon which you have determined to present to us any Payment Draft or Drawing Certificate under this Letter of Credit.

If a demand for payment made by you hereunder on or before the expiration date of this Letter of Credit does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you notice that we are refusing to honor such demand for payment, state in detail each discrepancy in respect of which we refuse to honor such demand for payment, and that we are holding any presented documents pending further instructions from you.

FORM OF LETTER OF CREDIT, Page 2

4. Partial drawings are permitted under this Letter of Credit.

5. Multiple presentations are prohibited under this Letter of Credit.

6. This Letter of Credit is issued subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (the “ISP”) and the laws of the State of New York.

7. This Letter of Credit expires on the earliest to occur of (i) 5:00 p.m. New York City time on December 6, 2013, (ii) the date on which the Stated Amount is reduced to $0.00, (iii) the third Business Day following the closing under the Merger Agreement, or (iv) the date you surrender to us the original of this Letter of Credit for cancellation together with your written consent to such cancellation. There is no automatic renewal or extension of this Letter of Credit. This Letter of Credit is not transferable.

8. As used in this Letter of Credit, the following terms have the following meanings:

“Authorized Signatory” means anyone who purports to be one of your duly authorized signatories.

“Business Day” means any day that is not Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed.

9. If we receive the Presentation Documents not later than the Presentment Time (defined below) on any Presentment Date (defined below), we will honor the same on the Presentment Date, not later than 5:00 p.m., New York City time, in accordance with your payment instructions set forth in the Payment Draft. If we receive the Presentation Documents after the Presentment Time on any Presentment Date, we will honor the same not later than 5:00 p.m., New York City time, on the Business Day immediately following the Presentment Date in accordance with your payment instructions. The term “Presentment Time” shall mean 1:00 p.m. New York City time, on any Presentment Date. The term “Presentment Date” shall mean any Business Day on which the Presentation Documents are presented to us in accordance with the terms hereof. Payment under this Letter of Credit will be made by wire transfer, no later than 5:00 p.m., New York City time, on the day on which we are to make payment to you hereunder, in same day funds.

10. This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (other than the Presentation Documents), and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement (other than the Presentation Documents).

11. Communications to us with respect to this Letter of Credit shall be in writing and shall be presented to us by mail, courier service, hand delivery or facsimile to us at the address specified in paragraph 3 above, specifically referring to the number of this Letter of Credit.

FORM OF LETTER OF CREDIT, Page 3

Very truly yours, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

BY
Name: Title:

BY
Name: Title:

FORM OF LETTER OF CREDIT, Page 4

ANNEX 1

DRAFT FOR PAYMENT

Date:                 , 2013

COÖPERATIEVE CENTRALE

RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH

245 Park Avenue

New York, NY 10167

Attention Trade Services Department

Facsimile No.: 914-304-9330

Pay to the order of SUN MERGER SUB, INC. the sum of                              and             /100 United States Dollars ($                    ) at sight, drawn on COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as issuer of its Irrevocable Standby Letter of Credit No. [            ] dated [            ] [    ], 2013. Please wire such payment in immediately available funds to Account No.                  at [Insert Name and wire instructions of the financial institution where such account is maintained].

SUN MERGER SUB, INC.

By:
Name: Title: Its Duly Authorized Signatory

ANNEX 1 TO FORM OF LETTER OF CREDIT, Solo Page

ANNEX 2

CERTIFICATE FOR DRAWING

Date:                 , 2013

COÖPERATIEVE CENTRALE

RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH

245 Park Avenue

New York, NY 10167

Attention Trade Services Department

Facsimile No.: 914-304-9330

Ladies and Gentlemen:

The undersigned, a duly Authorized Signatory of Sun Merger Sub, Inc., a Virginia corporation (the “Merger Sub”), hereby certifies to you with reference to your Irrevocable Standby Letter of Credit No. [            ] dated [            ] [    ], 2013 (as amended, the “Letter of Credit”; capitalized terms used herein and not defined herein are being used herein as defined in the Letter of Credit) issued by you in favor of the Merger Sub, as follows:

(i)	the amount of the draft accompanying this certificate in the form of Annex 1 to the Letter of Credit is $ (the “Payment Draft”);

(ii)	the Agreement and Plan of Merger, dated as of May 28, 2013, by and among the Account Party, the Merger Sub and Shuanghui International Holdings Limited has not been amended, restated, supplemented or otherwise modified since July 12, 2013 in any manner that is material or adverse to you or, if any such amendment, restatement, supplement or modification has occurred, you have previously consented in writing to such amendment, restatement, supplement or modification;

(iii)	the amount of the purchase price set forth in the Agreement and Plan of Merger, dated as of May 28, 2013 by and among the Account Party, the Merger Sub and Shuanghui International Holdings Limited has not been increased, reduced or otherwise modified since July 12, 2013 by an amount equal to or greater than five percent (5%) of such purchase price unless (A) the purchase price was increased by five percent (5%) or more but such increase has been funded solely with equity of Shuanghui International Holdings Limited or (B) you have consented in writing to such increase, reduction or modification of the purchase price;

(iv)	the Merger (as defined in the Merger Agreement) has been consummated, or shall be consummated substantially concurrently with the honoring by you of the Payment Draft (the “L/C Funding”), in accordance with the terms of the Merger Agreement;

ANNEX 2 TO FORM OF LETTER OF CREDIT, Page 1

(v)	the proceeds of the L/C Funding shall be used solely to finance the Merger and the transactions contemplated by the Merger Agreement;

(vi)	the net proceeds from the offering of no less than US$800,000,000 in unsecured notes by the Merger Sub have been, or substantially concurrently with the L/C Funding shall be, released to the Merger Sub, and

(vii)	the aggregate amount of the L/C Funding plus the aggregate amount of funds distributed by the Account Party to the Merger Sub from funds drawn under the ABL Credit Facility (as defined in that certain Letter of Credit Agreement, dated as of July 12, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “LC Agreement”), between you and the Account Party), from the Receivables Securitization (as defined in the LC Agreement) and from cash-on hand of the Account Party, which are used to fund the Merger (as defined in the Merger Agreement) and the other transactions related thereto (including the repayment of indebtedness therewith) does not exceed US$800,000,000.

IN WITNESS WHEREOF, the Merger Sub has caused this certificate to be executed and delivered on the date first above written by its Authorized Signatory.

SUN MERGER SUB, INC.

By:
Name: Title: Its Duly Authorized Signatory

ANNEX 2 TO FORM OF LETTER OF CREDIT, Page 2

EXHIBIT B

To

LETTER OF CREDIT AGREEMENT

Form of Interest Election Request

EXHIBIT B, Cover Page

INTEREST ELECTION REQUEST

(LC Disbursements)

                 , 201

Rabobank Nederland

15305 N. Dallas Parkway, Suite 1250

Addison, TX 75001

United States of America

Attention: James V. Kenwood

Telecopy (972) 419-6315

Telephone: (972) 419-5282

Ladies and Gentlemen:

This Interest Election Request (the “Request”) is being delivered pursuant to that certain Letter of Credit Agreement (as amended, the “Agreement”) dated as of July 12, 2013 between Smithfield Foods, Inc. (the “Company”) and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch (the “Issuer”). All capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Agreement.

The Company hereby gives the Issuer notice pursuant to Section 2.6 of the Agreement that the Company requests a conversion or continuation (a “Change”) of the Borrowing or Borrowings specified on Schedule 1.

By its execution below, the Company represents and warrants to the Issuer that no Default nor any Event of Default exists.

The instructions set forth herein are irrevocable. A telecopy of these instructions shall be deemed valid and may be accepted and relied upon by the Issuer as an original.

SMITHFIELD FOODS, INC.

By:
Name:
Title:

INTEREST ELECTION REQUEST, Solo Page

SCHEDULE 1

TO

INTEREST ELECTION REQUEST

Current Type (ABR or Eurodollar)	Current Principal Amount	Current Interest Period Expiration Date	Continue as (Type)	Convert to (Type)	New Interest Period Length

SCHEDULE 1 TO INTEREST ELECTION REQUEST, Solo Page